EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET SETTLES LITIGATION

RECEIVES $26 MILLION CASH PAYMENT

WALNUT CREEK, CALIFORNIA, June 22, 2006 – Central Garden & Pet Company (NASDAQ:CENT) today announced that the litigation between Central and Herbert and Evelyn Axelrod has been settled. Under the settlement, Central received a cash payment from the Axelrods of $26 million.

In September 2005, a jury found for Central on its claim against the Axelrods for collection of a promissory note that the Axelrods signed in 1997 and for breach of warranty and fraud.

The Company is in the process of completing the accounting for the settlement. Central’s preliminary estimate is that the settlement will result in a one-time contribution to operating income of approximately $10 million after consideration of a receivable balance due from the Axelrods of $16 million comprised of note principal and interest and related expenses previously accrued on its financial statements. The Company’s previously issued guidance of $2.80-$2.90 earnings per fully diluted share for fiscal 2006 does not include the benefit of this settlement.

“We are pleased to have favorably finalized this litigation,” said Glenn Novotny, President and CEO. “We look forward to dedicating all of our energy and resources toward building the Company and increasing shareholder value.”

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, SuperPet, All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws, Interpet, Breeder’s Choice and Farnam. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, and decorative outdoor patio products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, Cedar Works, AMDRO, Grant’s, Ironite, Sevin and Over’n Out. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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